CENTRAL HUDSON GAS & ELECTRIC CORPORATION
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES              EXHIBIT (12) (ii)
AND RATIO OF EARNINGS TO FIXED CHARGES AND
PREFERRED DIVIDENDS

                                                                2001 (1)                        Year Ended December 31,
                                                     ----------------------------    -----------------------------------------------
                                                     3 Months          12 Months
                                                       Ended             Ended
                                                      Dec 31             Dec 31        2000         1999        1998        1997 (2)
                                                     ----------        ---------     ---------    ---------   ----------   ---------

    Earnings:
A.      Net Income                                     $18,584         $44,178        $52,595      $51,881      $52,544     $55,086
B.      Federal & State Income Tax                     (24,176)         (7,637)        37,150       28,144       28,627      26,237
                                                     ----------        --------      ---------    ---------   ----------   ---------
C.      Earnings before Income Taxes                   ($5,592)        $36,541        $89,745      $80,025      $81,171     $81,323
                                                     ==========        ========      =========    =========   ==========   =========
D.      Fixed Charges
             Interest on Mortgage Bonds                    670           5,211         11,342       13,057       14,225      14,237
             Interest on Other Long-Term Debt            1,798          10,446         12,864       11,094        8,890       8,860
             Other Interest                              2,717          11,820          6,251        4,860        3,639       2,647
             Interest Portion of Rents                     193             801            962          993        1,004       1,020
             Amortization of Premium & Expense on Debt     335           1,350          1,170          993          924         906
                                                     ----------        --------      ---------    ---------   ----------   ---------
                 Total Fixed Charges                    $5,713         $29,628        $32,589      $30,997      $28,682     $27,670
                                                     ==========        ========      =========    =========   ==========   =========

E.      Total Earnings                                    $121         $66,169       $122,334     $111,022     $109,853    $108,993
                                                     ==========        ========      =========    =========   ==========   =========


    Preferred Dividend Requirements:
F.      Allowance for Preferred Stock Dividends
                  Under IRC Sec 247                       $807          $3,230         $3,230       $3,230       $3,230      $3,230
G.      Less Allowable Dividend Deduction                  (31)           (127)          (127)        (127)        (127)       (127)
                                                     ----------        --------      ---------    ---------   ----------   ---------
H.      Net Subject to Gross-up                            776           3,103          3,103        3,103        3,103       3,103
I.      Ratio of Earnings before Income
             Taxes to Net Income      (C/A)             (0.301)          0.827          1.706        1.542        1.545       1.476
                                                     ----------        --------      ---------    ---------   ----------   ---------
J.      Pref. Dividend  (Pre-tax)     (H x L)             (234)          2,566          5,294        4,785        4,794       4,580
K.      Plus Allowable Dividend Deduction                   31             127            127          127          127         127
                                                     ----------        --------      ---------    ---------   ----------   ---------
L.      Preferred Dividend Factor                         (203)          2,693          5,421        4,912        4,921       4,707
M.      Fixed Charges    (D)                             5,713          29,628         32,589       30,997       28,682      27,670
                                                     ----------        --------      ---------    ---------   ----------   ---------
N.      Total Fixed Charges and Preferred Dividends     $5,510         $32,321        $38,010      $35,909      $33,603     $32,377
                                                     ==========        ========      =========    =========   ==========   =========

O.      Ratio of Earnings to Fixed Charges    (E/D)       0.02            2.23           3.75         3.58         3.83        3.94
                                                     ==========        ========      =========    =========   ==========   =========
P.      Ratio of Earnings to Fixed Charges and
        Preferred Dividends    (E/N)                      0.02            2.05           3.22         3.09         3.27        3.37
                                                     ==========        ========      =========    =========   ==========   =========

(1) The reduction in the ratios reflect the net effect of regulatory actions in 2001 associated with the sale of the interests of Central Hudson Gas & Electric Corporation in its fossil generating plants and the Nine Mile 2 Plant.

(2)  Restated to properly reflect the exclusion of AFUDC from fixed charges.